Exhibit (h)(2)(ii)

SCHEDULE A

TO THE EXPENSE LIMITATION AGREEMENT

FOR PREMIER MULTI-SERIES VIT

(updated as of                 , 2013)

Portfolios

Portfolio Name	Expense Limitation Expiration Date	Recoupment Period Expiration Date
NFJ Dividend Value Portfolio	4/30/14	12/31/17

IN WITNESS WHEREOF, the Trust and the Manager have each caused this Schedule A to the Expense Limitation Agreement to be signed on its behalf by its duly authorized representative, as of the date first above written.

PREMIER MULTI-SERIES VIT

By:

Name:	Brian S. Shlissel
Title:	President

ACCEPTED AND AGREED TO:

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:
Name:	Brian S. Shlissel
Title:	Managing Director